Exhibit 21.1

ACTUATE CORPORATION SUBSIDIARIES

as of December 31, 2006

Subsidiary Name	Jurisdiction of Incorporation

Actuate Asia Pacific Pty. Ltd.

Actuate Canada Corporation

Actuate Cayman Limited

Actuate Pte. Limited

Actuate France, S.A.

Actuate Software GmbH

Actuate International Sarl

Actuate International Corporation

Actuate Japan Co., Ltd.

Actuate Limited

Actuate Software (Shanghai) Co. Ltd.

Actuate UK Ltd.

Nimble Technology, Inc.

Tidestone Technologies, Inc.

performancesoft, Inc.

performancesoft International Ltd.

Panorama Business Views (US), Inc.

Australia

Canada

Cayman Islands

Singapore

France

Germany

Switzerland

State of Delaware, United States of America

Japan

Hong Kong

Peoples Republic of China

United Kingdom

State of Delaware, United States of America

State of Kansas, United States of America

Canada

United Kingdom

State of Delaware, United States of America